October 21, 2019

First Trust Exchange-Traded Fund V
120 East Liberty Drive
Wheaton, Illinois  60187


 Re: 12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund V (the
     "Trust")


Ladies and Gentlemen:

     It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

     It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets.

     The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.


                                            Very Truly Yours,

                                            FIRST TRUST PORTFOLIOS L.P.

                                            /s/ James M. Dykas
                                            -----------------------------------
                                            Name: James M. Dykas
                                            Title: Chief Financial Officer and
                                                   Managing Director

AGREED AND ACKNOWLEDGED:
------------------------
FIRST TRUST EXCHANGE-TRADED FUND V

/s/ Donald P. Swade
___________________________________________________
Name:  Donald P. Swade
Title:  Chief Financial Officer and Treasurer


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                                   EXHIBIT A
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                       FIRST TRUST EXCHANGE-TRADED FUND V

FUNDS                                                                 DATE
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First Trust Managed Futures Strategy Fund                        April 30, 2021
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